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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number 0-10443

                         UNITED FINANCIAL GROUP, INC.
            (Exact name of Registrant as specified in its charter)

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                                5847 SAN FELIPE
                                  SUITE 2600
                             HOUSTON, TEXAS  77057
                                (713) 267-3781

                       (Address, including zip code, and
                    telephone number, including area code,
                  of Registrant's principal executive offices)

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                           COMMON STOCK NO PAR VALUE

                      (Title of each class of securities
                             covered by this Form)

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                                      N/A

                  (Titles of all other classes of securities
                       for which a duty to file reports
                     under section 13(a) or 15(d) remains)

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Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [x]             Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]             Rule 15d-6
        Rule 12h-3(b)(1)(i)     [ ]

        Approximate number of holders of record as of the certification or notice date: ONE



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        Pursuant to the requirements of the Securities Exchange Act of 1934,
United Financial Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 24, 1997                            By: /s/ Paul N. Schwartz
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                                                    Paul N. Schwartz
                                                    President